Exhibit 99.1
     NEWS RELEASE

Media Contact:	Investor Contact:
Gia L. Oei, 603-929-2489	Chet Mehta, 603-929-2260
E-mail: Gia.Oei@fishersci.com	E-mail: Chet.Mehta@fishersci.com
Fisher Scientific Reports First-Quarter Pro Forma EPS of 90 Cents;
Company Reiterates 2006 EPS Range of $4.05 — $4.20
HAMPTON, N.H., May 1, 2006 — Fisher Scientific International Inc. (NYSE: FSH), a world leader in serving science, today reported its results for the first quarter that ended March 31.
     “Fisher’s first-quarter performance reflects strength across virtually all of our customer markets,” said Paul M. Montrone, chairman and chief executive officer. “We continue to see increased demand for our broad portfolio of proprietary products and services.”
First-Quarter Reported Results
     Sales for the first quarter rose to $1,412.4 million compared with $1,306.8 million in the corresponding period of 2005. Excluding the translation effect of foreign exchange, sales totaled $1,432.8 million in the first quarter, a 9.6 percent increase over the same period in 2005, including 8.3 points of organic growth in the core scientific-research and healthcare markets. Including the forecasted soft demand for safety-related products, organic growth was 6.3 percent.
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Fisher Scientific Reports First-Quarter Pro Forma EPS of 90 Cents — Page 2
     In March, the company committed to a plan to dispose of its lab workstations business. Accordingly, the results of this business are presented as discontinued operations and are excluded from sales and operating income.
     First-quarter income from continuing operations increased to $106.2 million, or 81 cents per diluted share, compared with $76.0 million, or 60 cents per diluted share, in the first quarter of 2005. Income from continuing operations includes $11.4 million, net of tax ($17.8 million pre-tax), of nonrecurring charges and special items, and equity-based compensation expense related to FAS 123R which is detailed in the attached supplementary tables.
     Cash from operations for the quarter ended March 31, 2006, totaled $111.2 million, primarily reflecting growth in earnings. Capital expenditures were $37.6 million, reflecting continued investments in the company’s biosciences and biopharma services businesses and the ongoing integration of manufacturing operations. Free cash flow, defined as cash from operations less capital expenditures, totaled $73.6 million for the first quarter.
Pro Forma Financial Results
     The following discussion excludes nonrecurring charges and special items and the effect of equity-based compensation expense related to FAS 123R. In the attached supplementary information tables, these items are reconciled to the most directly comparable financial measures computed in accordance with accounting principles generally accepted in the United States (GAAP).
     Operating income for the first quarter increased 9.2 percent to $188.1 million compared with $172.2 million in the same quarter of the prior year, reflecting strong sales of proprietary products to pharma and biotech customers and synergies associated with the Apogent transaction, partially offset by an increase in expenses related to long-term growth initiatives.
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Fisher Scientific Reports First-Quarter Pro Forma EPS of 90 Cents — Page 3
     First-quarter income from continuing operations increased 18.4 percent to $117.6 million compared with $99.3 million in the corresponding period of 2005, primarily reflecting growth in operating income. Diluted earnings per share (EPS) from continuing operations were 90 cents in the first quarter compared with 79 cents in the first quarter of 2005. Diluted EPS from continuing operations excluding intangible asset amortization, net of tax, totaled 97 cents compared with 85 cents in the first quarter last year. Equity-based compensation expense related to FAS 123R was 7 cents per diluted share in the first quarter of 2006.
Business-Segment Results
     Sales of scientific products and services in the first quarter totaled $1,076.9 million versus $983.8 million in the prior-year period. On a constant-currency basis, first-quarter sales of scientific products and services were $1,095.7 million, an increase of 11.4 percent over the same period in 2005. Organic growth was 7.1 percent. Excluding the effect of safety-related sales, organic growth was 9.9 percent, driven by strong sales to Fisher’s pharmaceutical and biotechnology customers with solid results in our industrial and academic markets. First-quarter operating income for the scientific products and services segment increased to $140.5 million from $129.4 million in the same period of 2005.
     First-quarter sales of healthcare products and services increased to $353.5 million from $336.7 million in the prior-year period. Excluding the translation effect of foreign exchange, sales growth was 5.5 percent, with 5.0 points of this increase from organic growth. Sales growth was fueled by strong demand from hospital lab customers and increased sales of proprietary diagnostic products. Operating income for the healthcare segment increased to $47.6 million in the first quarter from $43.0 million in the same period in 2005.
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Fisher Scientific Reports First-Quarter Pro Forma EPS of 90 Cents — Page 4
Recent Transactions
•	Today, Fisher completed its acquisition of Clintrak Pharmaceutical Services, LLC for $125 million in cash. Clintrak, with revenues of $31 million for the fiscal year ended Dec. 31, 2005, is a leading provider of clinical-trial label generation and supply-chain management services. The acquisition of Clintrak will expand and enhance Fisher’s suite of outsourced services for pharmaceutical and biotechnology companies.

•	On April 18, Fisher completed its acquisition of Athena Diagnostics, Inc. for $283 million, net of cash acquired. With 2005 revenues of $55 million, Athena Diagnostics is a premier developer and provider of proprietary molecular diagnostic and immunodiagnostic tests. Athena’s strong intellectual property position will make Fisher a technology leader in providing personalized, gene-based tests and sophisticated tools and services for molecular biology. In connection with this transaction, Fisher acquired 9 percent of Nanogen, Inc. for $15 million in cash. Nanogen is a provider of advanced molecular diagnostic equipment, microarrays and reagents for diagnostic applications.

•	On March 16, Fisher acquired TC Tech, a leading provider of single-use, flexible bioprocessing systems for bioprocess development and production applications. Fisher expects the acquisition to broaden its bioprocess product offering and expand the customer base served by its HyClone operations.
Company Outlook
     For 2006, Fisher Scientific expects total revenue growth, excluding the translation effect of foreign exchange, to be in the 9 percent to 11 percent range with organic growth in the range of 6 percent to 8 percent. For the full year 2006, Fisher expects operating margins to be in the 14.1 percent to 14.3 percent range.
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Fisher Scientific Reports First-Quarter Pro Forma EPS of 90 Cents — Page 5
     The company reaffirmed its previously issued 2006 earnings guidance of $4.05 to $4.20 per diluted share. Fisher increased its guidance for diluted EPS excluding intangible asset amortization expense to $4.40 to $4.55. The company’s guidance for operating income and earnings excludes discontinued operations and the effect of equity-based compensation expense related to FAS 123R, which is expected to be approximately 28 cents per share.
     Fisher is maintaining its guidance for 2006 cash from operations in the range of $675 million to $700 million, and free cash flow in the range of $525 million to $550 million.
     The company has discontinued the practice of providing quarterly earnings guidance.
Upcoming Presentation
     Fisher Scientific will present at the Robert W. Baird & Company Growth Stock Conference on May 9 at 7:45 a.m. Central Daylight Time, which is 8:45 a.m. Eastern Daylight Time (EDT), at The Four Seasons Hotel in Chicago. A webcast of Fisher’s presentation (slides and audio) will be available through the company’s Web site, www.fisherscientific.com. The webcast will be listen-only and will be archived on the Web site until June 9.
Conference Call Scheduled
     Fisher will host a teleconference to discuss its first quarter results and 2006 guidance on Tuesday, May 2, at 10 a.m. EDT. Interested parties who would like to participate may call 800-299-8538 (passcode: Fisher Scientific). International callers should dial (+1) 617-786-2902. Following the call, an audio replay will be available for two weeks. Callers from the United States should dial 888-286-8010. International callers should dial (+1) 617-801-6888. The conference replay code is 24352845.
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Fisher Scientific Reports First-Quarter Pro Forma EPS of 90 Cents — Page 6
     The conference call will also be webcast on Fisher’s Web site (www.fisherscientific.com). The webcast may be accessed on the Investor Relations Info page and will be archived until June 2.
Fisher Scientific: A World Leader in Serving Science
Fisher Scientific International Inc. (NYSE: FSH) is a leading provider of products and services to the scientific community. Fisher facilitates discovery by supplying researchers and clinicians in labs around the world with the tools they need. We serve pharmaceutical and biotech companies; colleges and universities; medical-research institutions; hospitals; reference, quality-control, process-control and R&D labs in various industries; as well as government agencies. From biochemicals, cell-culture media and proprietary RNAi technology to rapid-diagnostic tests, safety products and other consumable supplies, Fisher provides more than 600,000 products and services. This broad offering, combined with Fisher’s globally integrated supply chain and unmatched sales and marketing capabilities, helps make our 350,000 customers more efficient and effective at what they do.
Founded in 1902, Fisher Scientific is a FORTUNE 500 company and is a component of the S&P 500 Index. With approximately 19,500 employees worldwide, the company had revenues of $5.6 billion in 2005. Fisher Scientific is a company committed to delivering on our promises — to customers, shareholders and employees alike. Additional information about Fisher is available on the company’s Web site at www.fisherscientific.com.
Use of Non-GAAP Financial Measures
To supplement Fisher Scientific’s financial statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the company provides certain non-GAAP measures of financial performance and liquidity, as more fully discussed below.
Fisher Scientific defines adjusted income from continuing operations, adjusted diluted income per share from continuing operations (also referred to as adjusted diluted earnings per share), adjusted operating income and adjusted operating margin as income from continuing operations, diluted income per share from continuing operations, operating income and operating margin, respectively, each computed in accordance with GAAP, excluding the effect of equity-based compensation expense related to the adoption of FAS 123R and items that the company considers to be special or nonrecurring to the company’s operations. The company calculates and discloses these non-GAAP measures because it believes that these measures may assist investors in evaluating trends of the company’s operating results without regard to the effect of equity-based compensation expense related to the adoption of FAS 123R and items that are special or not considered recurring. Fisher defines adjusted diluted income per share from continuing operations excluding intangible asset amortization as adjusted diluted income per share from continuing operations less amortization of intangible assets as calculated on a per diluted share basis. The company calculates and discloses this measure because it believes that the exclusion of the intangibles amortization may assist investors in evaluating the company’s operating results that are consistent over time for both newly acquired and historical businesses. The company defines free cash flow as cash provided by operating activities less capital expenditures, each computed in accordance with GAAP. Fisher Scientific believes that free cash flow is a useful measure of liquidity.
Investors should recognize these non-GAAP measures may not be comparable to similarly titled measures of other companies and that the measures presented are not a substitute or alternative for measures of financial performance determined in accordance with GAAP.
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Fisher Scientific Reports First-Quarter Pro Forma EPS of 90 Cents — Page 7
Forward-looking Statements
This announcement includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All such statements are based on current expectations and projections about future events. No assurances can be given that Fisher Scientific’s assumptions and expectations will prove to have been correct, and actual results could vary materially from these assumptions and expectations. Important factors that could cause actual results to differ materially from the results predicted include challenges presented by our acquisitions; economic and political risks related to our international operations; changes in the healthcare industry; the impact of government regulation; dependence on our customers’ research and development efforts; and changes or disruptions in our relationships with our customers, suppliers and key employees, together with other potential risks and uncertainties, all of which are detailed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Fisher Scientific’s annual reports on Form 10-K and its other filings with the Securities and Exchange Commission. Copies of such reports are available on Fisher Scientific’s Web site at www.fisherscientific.com and on the SEC’s Web site at www.sec.gov. Fisher Scientific undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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Table 1
Fisher Scientific International Inc.
Consolidated Statement of Operations
(in millions, except per share data)
(UNAUDITED)

	Three Months Ended
	March 31,
	2006	2005
Net sales	$1,412.4	$1,306.8

Cost of sales	898.6	864.9

Selling, general and administrative expense	341.1	297.9

Restructuring expense	0.4	8.3

Operating income	172.3	135.7

Interest expense	29.1	30.6

Other income, net	(2.7)	(1.0)

Income from continuing operations before income taxes	145.9	106.1

Income tax provision	39.7	30.1

Income from continuing operations	106.2	76.0

Income (loss) from discontinued operations, net of tax	(3.0)	1.0

Net income	$103.2	$77.0

Basic net income per common share:
Income from continuing operations	$0.85	$0.63
Income (loss) from discontinued operations	(0.02)	0.01

Net income	$0.83	$0.64

Diluted net income per common share:
Income from continuing operations	$0.81	$0.60
Income (loss) from discontinued operations	(0.02)	0.01

Net income	$0.79	$0.61

Weighted average common shares outstanding:
Basic	123.8	119.6

Diluted	130.6	126.0

The Laboratory Workstations business and Atos Medical Holding AB (sold on April 5, 2005) are reflected as discontinued operations for all periods presented.

Table 2
Fisher Scientific International Inc.
Segment Results
(in millions)
(UNAUDITED)

	Three Months Ended
	March 31,
		Growth
	2006	Rate	2005
Net sales
Scientific Products and Services	$1,076.9	9.5%	$983.8

Healthcare Products and Services	353.5	5.0%	336.7

Eliminations	(18.0)		(13.7)

Total	$1,412.4	8.1%	$1,306.8

	Three Months Ended
	March 31,
		Operating		Operating
	2006	Margin	2005	Margin
Operating income
Scientific Products and Services	$140.5	13.0%	$129.4	13.2%

Healthcare Products and Services	47.6	13.5%	43.0	12.8%

Eliminations	—		(0.2)

Segment sub-total	188.1	13.3%	172.2	13.2%

Restructuring expense	(0.4)		(8.3)
Acquisition, integration and other costs	(0.9)		(11.1)
Inventory step-up	(0.2)		(17.1)
Equity-based compensation expense	(14.3)		N / A

Operating income	$172.3	12.2%	$135.7	10.4%

The Laboratory Workstations business and Atos Medical Holding AB (sold on April 5, 2005) are reflected as discontinued operations for all periods presented.

Table 3
Fisher Scientific International Inc.
Condensed Consolidated Balance Sheet
(in millions)
(UNAUDITED)

	March 31,	December 31,
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$433.9	$407.2
Accounts receivable	726.9	679.4
Inventories	618.9	589.0
Other current assets	274.7	276.2
Assets held for sale	42.4	39.5

Total current assets	2,096.8	1,991.3

Property, plant and equipment	793.4	788.2
Goodwill	3,797.8	3,769.8
Intangible assets	1,566.6	1,569.1
Other assets	271.5	268.1
Long-term assets held for sale	57.7	59.2

Total assets	$8,583.8	$8,445.7

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$41.5	$74.5
Accounts payable	502.1	479.9
Accrued and other current liabilities	415.5	429.5
Liabilities held for sale	26.9	30.9

Total current liabilities	986.0	1,014.8

Long-term debt	2,127.5	2,135.4
Other long-term liabilities	986.4	983.0
Long-term liabilities held for sale	8.8	8.2

Total liabilities	4,108.7	4,141.4

Stockholders’ equity	4,475.1	4,304.3

Total liabilities and stockholders’ equity	$8,583.8	$8,445.7

The Laboratory Workstations business and Atos Medical Holding AB (sold on April 5, 2005) are reflected as discontinued operations for all periods presented.

Table 4
Fisher Scientific International Inc.
Condensed Consolidated Statement of Cash Flows
(in millions)
(UNAUDITED)

	Three Months Ended March 31,
	2006	2005
Cash flows from operating activities:
Net income	$103.2	$77.0
Depreciation and amortization	50.0	47.8
Other adjustments to reconcile net income to cash provided by operating activities	29.8	24.0
Changes in working capital and other assets and liabilities	(71.8)	(77.6)

Cash provided by operating activities	111.2	71.2

Cash flows from investing activities:
Capital expenditures	(37.6)	(28.0)
Acquisitions, net of cash acquired	(27.4)	(6.7)
Other investing activities	(15.6)	4.7

Cash used in investing activities	(80.6)	(30.0)

Cash flows from financing activities:
Proceeds from stock options exercised	20.6	42.2
Net change in debt	(41.3)	(5.0)
Other financing activities	10.2	(0.4)

Cash (used in) provided by financing activities	(10.5)	36.8

Effect of exchange rate changes on cash and cash equivalents	6.6	(3.2)

Net change in cash and cash equivalents	26.7	74.8
Cash and cash equivalents — beginning of period	407.2	162.5

Cash and cash equivalents — end of period	$433.9	$237.3

Table 5
Fisher Scientific International Inc.
Statement of Operations
Supplemental Information
(in millions, except per share data)
(UNAUDITED)

	Three Months Ended
	March 31, 2006			March 31, 2005
	As		As	As		As
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted

Net sales	$1,412.4	$—	$1,412.4	$1,306.8	$—	$1,306.8

Cost of sales	898.6	(0.3)	898.3	864.9	(20.2)	844.7

Selling, general and administrative expense	341.1	(15.1)	326.0	297.9	(8.0)	289.9

Restructuring expense	0.4	(0.4)	—	8.3	(8.3)	—

Operating income	172.3	15.8	188.1	135.7	36.5	172.2

Interest expense	29.1	—	29.1	30.6	—	30.6

Other (income) expense, net	(2.7)	(2.0)	(4.7)	(1.0)	0.5	(0.5)

Income from continuing operations before income taxes	145.9	17.8	163.7	106.1	36.0	142.1

Income tax provision	39.7	6.4	46.1	30.1	12.7	42.8

Income from continuing operations	106.2	11.4	117.6	76.0	23.3	99.3

Income (loss) from discontinued operations, net of tax	(3.0)	—	(3.0)	1.0	—	1.0

Net income	$103.2	$11.4	$114.6	$77.0	$23.3	$100.3

Diluted net income per common share:
Income from continuing operations	$0.81	$0.09	$0.90	$0.60	$0.19	$0.79
Income (loss) from discontinued operations	(0.02)	—	(0.02)	0.01	—	0.01

Net income	$0.79	$0.09	$0.88	$0.61	$0.19	$0.80

Diluted weighted average common shares outstanding	130.6		130.6	126.0		126.0

Additional Supplemental Information and Reconciliation of GAAP to Non-GAAP Diluted EPS
GAAP income from continuing operations	$0.81			$0.60

Adjustments (above)	0.09			0.19

Sub-total	0.90			0.79

Intangible asset amortization, net of tax	0.07			0.06

Income from continuing operations, excluding adjustments and intangible asset amortization, net of tax	$0.97			$0.85

The Laboratory Workstations business and Atos Medical Holding AB (sold on April 5, 2005) are reflected as discontinued operations for all periods presented.

Table 5A
Fisher Scientific International Inc.
Statement of Operations
Supplemental Information — Adjustments
(in millions)
(UNAUDITED)

	Three Months Ended March 31, 2006
								Income from
								Continuing		Income
							Other	Operations	Income	from
		Cost of	SG&A	Restructuring	Operating	Interest	(Income)	Before	Tax	Continuing
	Adjustments	Sales	Expense	Expense	Income	Expense	Expense	Income Taxes	Provision	Operations
(1)	Acquisition and integration costs	$(0.2)	$(0.9)	$—	$1.1	$—	$—	$1.1	$0.5	$0.6
(2)	Restructuring expense	—	—	(0.4)	0.4	—	—	0.4	0.1	0.3
(3)	Asset impairment and other costs	—	—	—	—	—	(2.0)	2.0	0.7	1.3
(4)	Equity-based compensation expense	(0.1)	(14.2)	—	14.3	—	—	14.3	5.1	9.2

		$(0.3)	$(15.1)	$(0.4)	$15.8	$—	$(2.0)	$17.8	$6.4	$11.4

	Three Months Ended March 31, 2005
								Income from
								Continuing		Income
							Other	Operations	Income	from
		Cost of	SG&A	Restructuring	Operating	Interest	(Income)	Before	Tax	Continuing
	Adjustments	Sales	Expense	Expense	Income	Expense	Expense	Income Taxes	Provision	Operations
(1)	Acquisition and integration costs	$(19.7)	$(8.0)	$—	$27.7	$—	$0.5	$27.2	$9.7	$17.5
(2)	Restructuring expense	—	—	(8.3)	8.3	—	—	8.3	2.8	5.5
(3)	Asset impairment and other costs	(0.5)	—	—	0.5	—	—	0.5	0.2	0.3

		$(20.2)	$(8.0)	$(8.3)	$36.5	$—	$0.5	$36.0	$12.7	$23.3

(1)	Represents planned inventory step-up ($0.2 and $17.1 before tax in 2006 and 2005, respectively), integration and other costs ($0.9 and $10.6 before tax in 2006 and 2005, respectively) and other non-recurring income ($0.0 and $0.5 before tax in 2006 and 2005, respectively).

(2)	Represents restructuring expenses, including employee termination and other exit costs associated with various consolidation projects.

(3)	Represents non-cash write-off of non-operating investment in 2006 and write-off of long-lived assets associated with the closure/exit of certain facilities and integration of business units in 2005.

(4)	Represents non-cash stock compensation expense attributable to the adoption of SFAS 123R.